EXHIBIT "B"

                                    AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION
                                       of
                       MEDINA INTERNATIONAL HOLDINGS, INC.

Pursuant  to  the  Laws  ,of  the  State  of   Colorado,   and  the  Article  of
Incorporation, of Medina International Holdings, Inc., does hereby amend its Articles of Incorporation to read as follows:

                                   ARTICLE I.

The name of this corporation is:

                           Medina International Holdings, Inc.

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                                   ARTICLE II.

The total number of shares this corporation is authorized to issue is 12,010,000,160 (fifteen Billion, ten million and one hundred sixty) shares, allocated as follows among these classes and series of stock:

                  Common   Stock   Class,   par  value   $0.00001  per  share  -
                  12,000,000,000 shares authorized.

                  Preferred Stock Class, Series A, par value $0.01 per share -           50
                           shares authorized.
                  Preferred Stock Class, Series B, par value $0.001 per share -         100
                           shares authorized.
                  New Preferred Stock Class, Series C, par value $0.00001 per share -    10
                           shares authorized.
                  New      Preferred  Stock Class,  Series D, par value $0.00001
                           per share - 10,000,000 shares authorized.

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The  participating  rights,  relative rights,  optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of the five classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the bylaws, as amended, as approved by a majority of the duly-elected Directors of this corporation.

                                  ARTICLE III.

The register agent is Interwest Transfer Company, Inc, of this corporation, and the corporation's registered office is:

1981 Murray Holladay Rd, Ste 100
P.O. Box 17136
Salt Lake City, Utah 84117


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                                   ARTICLE IV.

The liability of any director to this corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, is eliminated, except liability for:

     (A) The amount of financial benefit received by a director to which he is not entitled;

     (B)  An intentional  infliction of harm on the corporation or shareholders;
          (C) A violation of the Laws, of the State of Colorado; or (D) An intentional violation of criminal law; and


                                   ARTICLE V.

Indemnification of any director for liability of the Laws, of the State of Colorado, to any person for any action taken, or failure to take any action, as a director, is obligatory, except liability for:

     (A)  Receipt of a financial benefit to which he is not entitled;

     (B)  An  intentional   infliction  of  harm  on  the   corporation  or  its
          shareholders;

     (C)  A violation of the Laws, of the State of Colorado; or

     (D)  An intentional violation of criminal law.


                                   ARTICLE VI.

Pursuant to the Laws,  of the State of Colorado,  the Board of Directors has the
complete   authority  to  make,  amend,  alter  or  repeal  the  Bylaws  of  the corporation.

Executed this 23th day of June, 2014, by the CEO and Secretary of the Board of Directors of this corporation, Medina International Holdings, Inc.



/s/Daniel Medina
-----------------------------------
Daniel Medina, Chief Executive Officer